UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2017

ENERGIZER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

MISSOURI	001-36837	36-4802442
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

533 Maryville University Drive,

St. Louis, Missouri 63141

(Address of principal executive offices)

(314) 985-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Energizer Holdings, Inc. (the “Company”) announced today that Brian K. Hamm, the Company’s Executive Vice President and Chief Financial Officer, will be stepping down to pursue other opportunities. The Company has appointed Timothy W. Gorman, currently the Company’s Vice President of Finance, Controller and Principal Accounting Officer, to serve as the Company’s interim Chief Financial Officer, effective immediately. To help ensure a smooth transition, Mr. Hamm has agreed to assist the Company through the end of next month. Mr. Hamm’s decision to step down was not related to any issues regarding the integrity of Energizer’s financial statements or accounting policies and practices. The Company has retained Russell Reynolds Associates, a nationally recognized executive search firm, to identify a permanent successor to Mr. Hamm. The search will be national in scope and will include both internal and external candidates.

In connection with Mr. Hamm’s departure from the Company, the Company has entered into a separation agreement with Mr. Hamm (the “Separation Agreement”). The Separation Agreement, which is subject to standard revocation time periods, provides for certain modified compensation and benefits to Mr. Hamm in lieu of those that would have otherwise been payable under the Company’s executive severance plan. Pursuant to the terms of the Separation Agreement, the Company will grant a pro rata portion of Mr. Hamm’s unvested time-based restricted stock equivalents (“RSEs”) and performance-linked RSEs based on the Company’s financial results for applicable periods and subject to certain additional conditions. All of Mr. Hamm’s RSEs will be stock-settled. In addition, Mr. Hamm will be eligible to receive a cash bonus, ranging from $432,600 at target to $865,200 at stretch, payable on or about November 30, 2017. The Separation Agreement contains customary confidentiality, cooperation, non-competition, non-solicitation and non-disparagement provisions as well as a mutual release of claims between the Company and Mr. Hamm.

As described above, Mr. Gorman, age 56, has been appointed to serve as the Company’s interim Chief Financial Officer effective immediately. Mr. Gorman joined the Company in September 2014, and has served in finance and accounting leadership roles for the Company since that time, including as Vice President of Finance, Controller and Chief Accounting Officer since July 2015 and Vice President, Controller – Household Products from September 2014 to July 2015. Prior to joining the Company, Mr. Gorman worked as an independent financial consultant and in a variety of senior roles during a twenty-five (25) year career at PepsiAmericas, Inc. (previously known as Whitman Corporation), most recently as Senior Vice President and Controller.

In connection with Mr. Gorman’s appointment, Mr. Gorman will receive a base salary at an annualized rate of $287,833 per year, plus an additional salary allowance of $112,167 for a total of $400,000 and be eligible for a bonus opportunity ranging from $193,477 at target to $386,954 at stretch, based on the Company’s financial results for the 2017 fiscal year. A special cash bonus opportunity of up to $240,000 will be available to Mr. Gorman based on a successful transition.

The foregoing descriptions of the Separation Agreement and the terms pursuant to which Mr. Gorman will serve as the Company’s interim Chief Financial Officer are qualified in their entirety by reference to the full text of the Separation Agreement and the Company’s offer letter to Mr. Gorman, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and each of which are incorporated herein by reference.

The Company issued a press release, dated June 8, 2017, related to the above matters, which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	Separation Agreement, dated June 7, 2017, between Energizer Holdings, Inc. and Brian K. Hamm

10.2	Offer Letter, dated June 6, 2017, from Energizer Holdings, Inc. to Timothy W. Gorman

99.1	Press Release, dated June 8, 2017

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 8, 2017

ENERGIZER HOLDINGS, INC.

By:	/s/ Benjamin J. Angelette
Benjamin J. Angelette Corporate Secretary